CounterPath Announces
Private Placement

VANCOUVER, CANADA – July 30, 2010 – CounterPath Corporation (OTCBB: CPAH; TSX-V: CCV), announced that it has closed the first tranche of a private placement of up to $2 million of convertible debentures.  The Company issued an aggregate of $483,300 (CDN$500,000) convertible debentures and has the option for a further approximately $483,300 (CDN$500,000) convertible debentures to close on or about October 29, 2010.  The debentures may be converted at any time, prior to maturity, into shares of the Company’s common stock at a conversion price of $1.00 per share subject to certain conditions.  The convertible debentures are unsecured obligations of the Company and carry an interest rate equal to the Prime Bank Rate as quoted by the Bank of Montreal, payable monthly.  The convertible debentures will mature in two years on July 30, 2012.

The Company expects to complete the balance of the private placement on or about October 29, 2010.  Insiders are expected to subscribe for greater than 25% of the private placement. The Company does not anticipate paying any broker’s or finder’s fees in connection with this private placement.

The gross proceeds of the offering will be used to fund the operations of CounterPath. The closing of the balance of the offering is subject to certain conditions, including regulatory approval.

The securities offered will not be registered under the United States Securities Act of 1933 (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Disclaimer: Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact:

David Karp
Chief Financial Officer
CounterPath Corporation
(604) 320-3344 ext 1110